SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                             FORM 8-K

                          CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


               Date of Report  - September 25, 1997
               ------------------------------------
                (Date of Earliest Event Reported)



                 Carpenter Technology Corporation
       ----------------------------------------------------
      (Exact Name of Registrant as specified in its charter)



     Delaware                  1-5828               23-0458500
------------------       -------------------     ---------------
(State of Incorporation)    (Commission          (IRS Employer
                             File No.)              I.D. No.)


        101 West Bern Street, Reading Pennsylvania, 19601
        -------------------------------------------------
             (Address of principal executive offices)


Registrant's telephone number, including area code: (610)208-2000

The Exhibit Index is located on Page 4 of 9







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Item 5.   Other Events.
          ------------
     The Registrant announced on September 26, 1997, that on September 25, 1997, the Registrant executed an Agreement and Plan of Merger with Talley Industries, Inc. (Talley") to acquire all of the stock of Talley. The aggregate value of the transaction will be approximately $312 million, representing $185 million to acquire Talley's 15.4 million outstanding common and preferred shares and the assumption of debt. The Registrant will initiate an all-cash tender offer for all outstanding shares of common and preferred stock of Talley. The offer price will be $12.00 per common share, $11.70 per share of Series A convertible preferred stock and $16.00 per share of Series B convertible preferred stock. The offer will expire at midnight (Eastern Standard Time) on October 30, unless it is extended. The offer is conditioned on shares representing a majority of the voting power of Talley stock being tendered and other customary conditions, including approval under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976. Following completion of the tender offer the registrant intends to acquire the balance of Talley stock in a merger.

     Talley operates a stainless steel products group, which includes Talley Metals Technology, Inc., a modern mini-mill that produces more than 50 grades of stainless steels or specialty alloys, and Amcan Specialty Steels, Inc., a master distributor for these and other stainless products. Both units are based in Hartsville, South Carolina. Amcan has distribution locations in South Carolina, New Jersey, Pennsylvania, Illinois and Texas.

     Talley also has an industrial products group and a government products and services group. The Registrant expects to divest the companies in these groups after the acquisition.

Item 7.   Financial Statement and Exhibits.
          --------------------------------
     (a) and (b)  None.

     (c) Exhibits:

          Item 99.  Press Release dated September 26, 1997.








                           Page 2 of 9.
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                            SIGNATURES
                            ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: September 30, 1997         CARPENTER TECHNOLOGY CORPORATION
                                           (Registrant)


                                 By: s/John R. Welty
                                    -----------------------------
                                    John R. Welty
                                    Vice President
                                    General Counsel and Secretary





























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